Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Six Flags Entertainment Corporation:
We consent to the incorporation by reference in the registration statements (No. 333‑206019, 333-168632, 333-170584, 333-181114, 333-196949, 333-219558, and 333-218800) on Forms S-8 and S-3 of Six Flags Entertainment Corporation of our report dated February 20, 2018, with respect to the consolidated balance sheets of Six Flags Entertainment Corporation and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Six Flags Entertainment Corporation.

KPMG LLP
Dallas, Texas
February 20, 2018